NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Jeffrey W. Farrar

Executive Vice President and CFO

(434) 964-2217

JFarrar@stellarone.com

STELLARONE CORPORATION

ANNOUNCES THE SALE OF A FINANCIAL SERVICE CENTER

Charlottesville, VA, September 28, 2009 - StellarOne Corporation (NASDAQ: STEL) (StellarOne) today announced that its subsidiary, StellarOne Bank, has signed a purchase and assumption agreement to sell a financial service center located in Farmville, Virginia to The Farmers Bank of Appomattox, with principal offices located in Appomattox, Virginia.

The branch sale, which is subject to regulatory approval, includes all deposit accounts, fixed assets, and real estate. Branch deposits amount to approximately $14.5 million. The proposed transaction is expected to close in the fourth quarter of 2009.

"This transaction reflects our continuing efforts to streamline and improve the cost efficiency of our retail franchise, which ultimately creates value for our shareholders," said StellarOne Executive Vice President and Chief Financial Officer Jeffrey W. Farrar. "While certainly a successful and profitable financial center, the Farmville location did not fit well with our existing franchise or long-term strategies. This center was part of an eight-branch cluster purchased from the former First Virginia Bank in 2003. We are confident that The Farmers Bank will provide our Farmville area customers an in-market convenience and an equally high level of community banking service."

About StellarOne

StellarOne Corporation is a traditional community bank offering a full range of business and consumer banking services, including trust and wealth management services. Through the activities of its sole subsidiary, StellarOne Bank, StellarOne operates 58 full-service financial centers, one loan production office, and 66 ATMs serving the New River Valley, Roanoke Valley, Shenandoah Valley, and Central and North Central Virginia.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from historical results or those anticipated. When we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date thereof. StellarOne wishes to caution the reader that factors, such as those listed below, in some cases have affected and could affect StellarOne's actual results, causing actual results to differ materially from those in any forward-looking statement. These factors include: (i) expected cost savings from StellarOne's acquisitions and dispositions, (ii) competitive pressure in the banking industry or in StellarOne's markets may increase significantly, (iii) changes in the interest rate environment may reduce margins, (iv) general economic conditions, either nationally or regionally, may be less favorable than expected resulting in, among other things, credit quality deterioration, (v) changes may occur in banking legislation and regulation, (vi) changes may occur in general business conditions, and (vii) changes may occur in the securities markets. Please refer to StellarOne's filings with the Securities and Exchange Commission for additional information, which may be accessed at www.StellarOne.com.